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                                                                    EXHIBIT 10.1

                             COR THERAPEUTICS, INC.
                  KEY EMPLOYEE CHANGE IN CONTROL SEVERANCE PLAN

SECTION 1. INTRODUCTION

        The COR Therapeutics, Inc. Key Employee Change in Control Severance Plan (the "Plan") is designed to provide separation pay and benefits to certain eligible employees of the Company whose employment is involuntarily terminated without cause or voluntarily terminated for good reason. This document constitutes the written instrument under which the Plan is maintained and supersedes any prior plan or practice of the Company that provides severance benefits to eligible employees. The Plan was approved by the Compensation Committee of the Board of Directors of the Company effective May 25, 1999.

SECTION 2. DEFINITIONS

        For purposes of this Plan, the following terms shall have the meanings set forth below:

        (a) "BASE SALARY" means your annual base salary as in effect on the effective date of a Change in Control, or as increased thereafter.

        (b) "BOARD" means the Board of Directors of the Company.

        (c) "CAUSE" means that, in the reasonable determination of the Company,
(i) you have committed an act that materially injures the business of the Company; (ii) you have refused or failed to follow lawful and reasonable directions of the Board or the appropriate individual to whom you report; (iii) you have willfully or habitually neglected your duties for the Company; or (iv) you have been convicted of a felony involving moral turpitude that is likely to inflict or has inflicted material injury on the business of the Company. Notwithstanding the foregoing, Cause based on the conduct described in clause
(ii) or clause (iii) shall not exist unless the conduct described in such clause has not been cured within fifteen (15) days following your receipt of written notice from the Company or the Board, as the case may be (or such longer period as agreed in writing between you and the Company), specifying the particulars of your conduct constituting Cause.

        (d) "CHANGE IN CONTROL" means any of the following events and shall be deemed to have occurred at any of the following times:

                (i) upon the acquisition (other than by the Company) by any person, entity or "group," within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (excluding, for this purpose, the Company or its affiliates, or any employee benefit plan of the Company or its affiliates which acquires beneficial ownership of voting securities of the Company), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifty percent (50%) or more of either the then-outstanding shares of common stock or the combined voting power of the Company's then-outstanding voting securities entitled to vote generally in the election of directors;


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                (ii) at the time the individuals who, as of May 25, 1999
constitute the Board, (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to May 25, 1999 whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) shall be, for purposes of the Plan, considered as though such person were a members of the Incumbent Board;

                (iii) immediately prior to the consummation by the Company of a reorganization, merger or consolidation, (in each case, with respect to which persons who were the stockholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than fifty percent (50%) of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company's then-outstanding voting securities) or a liquidation or dissolution of the Company or the sale of all or substantially all of the assets of the Company; or

                (iv) upon the occurrence of any other event which the Incumbent Board, in its sole discretion, determines constitutes a Change in Control.

        (e) "COMPANY" means COR Therapeutics, Inc. or, following a Change in Control, the surviving entity resulting from such transaction.

        (f) "INVOLUNTARY TERMINATION WITHOUT CAUSE" means your dismissal or discharge by the Company (or, if applicable, by any successor entity) for a reason other than Cause. The termination of your employment will not be deemed to be an "Involuntary Termination Without Cause" if your termination occurs as a result of your death or disability.

        (g) "VOLUNTARY TERMINATION FOR GOOD REASON" means that you voluntarily terminate your employment with the Company (or, if applicable, with any successor entity) after any of the following are undertaken by the Company (or, if applicable, by any successor entity) without your express written consent:

                (i) a substantial diminution in your duties and/or level of responsibility (but not merely a change in title) as in effect immediately prior to the effective date of the Change in Control;

                (ii) a five percent (5%) or greater reduction by the Company in your annual compensation consisting of base salary and target bonus as in effect immediately prior to the effective date of the Change in Control or as increased thereafter; or

                (iii) the relocation of your principal business office, or the relocation of the Company's principal executive offices if your principal business office is at such offices, to a location more than fifty (50) miles from the location at which you were performing your duties immediately prior to the effective date of the Change in Control, except for required travel on the Company's business to an extent substantially consistent with your business travel obligations immediately prior to the effective date of the Change in Control.


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SECTION 3. ELIGIBILITY AND PARTICIPATION

        You are eligible to participate in the Plan if you are a member of the Executive Committee or a Vice President of the Company at any time during the six (6) month period prior to a Change in Control or your termination of employment with the Company, and such employment terminates due to an Involuntary Termination Without Cause or a Voluntary Termination for Good Reason, in either case within twelve (12) months following the effective date of a Change in Control.

SECTION 4. BENEFITS

        As a participant in the Plan, you are eligible to receive the following benefits on the following conditions:

        (a) SALARY CONTINUATION. The Company shall continue your Base Salary for a period of eighteen (18) months. Salary continuation payments shall be paid to you in regular installments on the normal payroll dates of the Company or over a shorter period, as determined by the Company. Any such amount that you receive shall be subject to all required tax withholding.

        (b) BONUS. The Company shall pay you an amount equal to that percentage your target bonus established for the year in which your termination occurs equal to the percentage of such year that you are employed by the Company, as if the target applicable to such bonus had been attained. The bonus benefit shall be paid to you in twelve (12) monthly installments or over a shorter period, as determined by the Company.

        (c) HEALTH BENEFITS. Provided that you elect continued coverage under federal COBRA law, the Company shall pay, on your behalf, the portion of premiums of your group health insurance coverage, including coverage for your eligible dependents, that the Company paid prior to your termination of employment for a period of twelve (12) months following your Involuntary Termination Without Cause or Voluntary Termination for Good Reason; provided, however, that the Company will pay such premiums for your eligible dependents only for coverage for which those dependents were enrolled immediately prior to your termination of employment. You will continue to be required to pay that portion of the premium of your group health insurance coverage, including coverage for your eligible dependents, that you were required to pay as an active employee immediately prior to your termination of employment. In no event shall such premium payments be made following the effective date of your coverage by a health plan of a subsequent employer. For the balance of the period that you are entitled to coverage under federal COBRA law, you shall be entitled to maintain coverage for yourself and your eligible dependents at your own expense.

        (d) PARACHUTE PAYMENTS. If any payment or benefit you would receive under this Plan, when combined with any other payment or benefit you receive pursuant to the termination of your employment with the Company ("Payment") would (i) constitute a "parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then such Payment shall be either (x) the full amount of such


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Payment or (y) such lesser amount (with cash payments being reduced before stock option compensation) as would result in no portion of the Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local employment taxes, income taxes, and the Excise Tax results in your receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.

        (e) RELEASE. To receive benefits under this Plan, you must execute a release of claims in favor of the Company, in the form attached to this Plan as Exhibit A or Exhibit B, as appropriate, and such release must become effective in accordance with its terms.

        (f) OFFSETS. Unless otherwise specified in a written agreement between you and the Company or any successor to the Company or any affiliate thereof, the total amount of severance benefits you may receive pursuant to (i) this Plan, (ii) any agreement between you and the Company or any successor to the Company or any affiliate thereof, or (iii) any other plan, practice or statutory obligation of the Company or any successor to the Company or any affiliate thereof, shall not exceed the amount of severance benefits provided under this Plan, and the severance benefits payable to you under this Plan shall be reduced to the extent of any excess.

        (g) TERMINATION OF BENEFITS. Benefits under this Plan shall terminate immediately if you, at any time, violate any proprietary information or confidentiality obligation to the Company.

        (h) NON-DUPLICATION OF BENEFITS. You are not eligible to receive benefits under this Plan more than one time.

SECTION 5. ADMINISTRATION AND OPERATION OF THE PLAN

        The Company is the "Plan Sponsor" and the "Plan Administrator" of the Plan, as such terms are defined in the Employee Retirement Income Security Act of 1974 ("ERISA"). The Company, in its capacity as Plan Administrator of the Plan, is the named fiduciary that has the authority to control and manage the operation and administration of the Plan. The Company has the sole discretion to make such rules, regulations, and interpretations of the Plan and to make such computations and to take such other action to administer the Plan as it may deem appropriate in its sole discretion. Such rules, regulations, interpretations, computations, and other actions shall be conclusive and binding upon all persons. The Company may engage the services of such persons or organizations to render advice or perform services with respect to its responsibilities under the Plan as it shall determine to be necessary or appropriate. Such persons or organizations may include (without limitation) actuaries, attorneys, accountants and consultants.

        Any person or group of persons may serve in more than one fiduciary capacity with respect to the Plan. The responsibilities of the Company under the Plan shall be carried out on its behalf by its directors, officers, employees and agents, acting on behalf or in the name of the Company in their capacity as directors, officers, employees and agents and not as individual fiduciaries. The Company may delegate any of its fiduciary responsibilities under the Plan to


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another person or persons pursuant to a written instrument that specifies the fiduciary responsibilities so delegated to each such person.

SECTION 6. CLAIMS, INQUIRIES AND APPEALS

        APPLICATIONS FOR BENEFITS AND INQUIRIES. Applications for benefits should be in writing, signed and submitted to: Plan Administrator, Key Employee Change in Control Severance Plan, COR Therapeutics, Inc., 256 E. Grand Avenue, South San Francisco, CA 94080.

        DENIAL OF CLAIMS. If any application for benefits is denied in whole or in part, the Plan Administrator must notify you, in writing, of the denial of the application, and of your right to review the denial. The written notice of denial will be set forth in a manner designed to be understood, and will include specific reasons for the denial, specific references to the Plan provision upon which the denial is based, a description of any information or material that the Plan Administrator needs to complete the review and an explanation of the Plan's review procedure.

        This written notice will be given to you within ninety (90) days after the Plan Administrator receives the application, unless special circumstances require an extension of time, in which case, the Plan Administrator has up to an additional ninety (90) days for processing the application. If an extension of time for processing is required, written notice of the extension will be furnished to you before the end of the initial 90-day period.

        This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the application. If written notice of denial of the application for benefits is not furnished within the specified time, the application shall be deemed to be denied. You will then be permitted to appeal the denial in accordance with the review procedure described below.

        REQUEST FOR REVIEW. You (or your authorized representative) may appeal a denied benefit claim by submitting a written request for a review to: Review Panel, Key Employee Change in Control Severance Plan, COR Therapeutics, Inc., 256 E. Grand Avenue, South San Francisco, CA 94080. The Review Panel shall be comprised of two (2) or more persons to be appointed by the Company. Your appeal must be submitted within sixty (60) days after the application is denied (or deemed denied). The Review Panel will give you (or your representative) an opportunity to review pertinent documents in preparing a request for a review.

        A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that you or your representative feel are pertinent. The Review Panel may require you or your representative to submit additional facts, documents or other material as it may find necessary or appropriate in making its review.

        DECISION ON REVIEW. The Review Panel will act on each request for review within sixty (60) days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional sixty
(60) days) for processing the request for a review. If an extension for review is required, written notice of the extension will be furnished within the initial 60-day period. The Review Panel will give written notice of its decision to the applicant. In the event that the Review Panel confirms the denial of the application for benefits in whole or


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in part, the notice will outline the specific Plan provisions upon which the decision is based. If written notice of the Review Panel's decision is not given within the time prescribed above, the application will be deemed denied on review.

        RULES AND PROCEDURES. The Plan Administrator and/or the Review Panel may establish rules and procedures, consistent with the Plan and with ERISA, as necessary and appropriate in carrying out their responsibilities in reviewing benefit claims. If you wish to submit additional information in connection with an appeal from the denial (or deemed denial) of benefits, you may be required to do so at your own expense.

        EXHAUSTION OF REMEDIES. No legal action for benefits under the Plan may be brought until (i) a written application for benefits has been submitted in accordance with the procedures described above, (ii) the person claiming benefits has been notified by the Plan Administrator that the application is denied (or the application is deemed denied due to the Plan Administrator's failure to act on it within the time prescribed), (iii) a written request for a review of the application has been submitted in accordance with the appeal procedure described above and (iv) the person appealing the denial has been notified in writing that the Review Panel has denied the appeal (or the appeal is deemed to be denied due to the Review Panel's failure to take any action on the claim within the time prescribed).

SECTION 7. OTHER TERMINATIONS

        You are NOT eligible for benefits under this Plan if (i) your employment terminates due to death, disability or any other reason other than an Involuntary Termination Without Cause or Voluntary Termination for Good Reason that occurs within twelve (12) months following the effective date of a Change in Control; or (ii) you are terminated within thirty (30) days of your refusal to accept an offer of comparable employment by any successor to the Company (provided that "comparable employment" shall mean employment with duties and responsibilities not violative of Section 2(g)(i); with annual compensation in an amount not violative of Section 2(g)(ii); and at a business office whose location is not violative of Section 2(g)(iii)).

SECTION 8. BASIS OF PAYMENTS TO AND FROM THE PLAN

        All benefits under the Plan shall be paid by the Company. The Plan shall be unfunded and benefits hereunder shall be paid only from the general assets of the Company.

SECTION 9. AMENDMENT AND TERMINATION

        The Company reserves the right to amend or terminate this Plan at any time; provided, however, that this Plan may not be amended or terminated following the effective date of a Change in Control.

SECTION 10. NON-ALIENATION OF BENEFITS

        No Plan benefit may be anticipated, alienated, sold, transferred, assigned, pledged, encumbered or charged, and any attempt to do so will be void.


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SECTION 11. SUCCESSORS AND ASSIGNS

        This Plan shall be binding upon any surviving entity resulting from a Change in Control and upon any other person who is a successor by merger, acquisition, consolidation or otherwise to the business formerly carried on by the Company without regard to whether or not such person actively adopts or formally continues the Plan. Covered Employees, to the extent they are otherwise eligible for benefits under the Plan, are intended third party beneficiaries of this provision.

SECTION 12. LEGAL CONSTRUCTION

        This Plan shall be interpreted in accordance with ERISA and, to the extent not preempted by ERISA, with the laws of the State of California. This Plan constitutes both a plan document and a summary plan description for purposes of ERISA.

SECTION 13. OTHER PLAN INFORMATION

        PLAN IDENTIFICATION NUMBER: 510

        EMPLOYER IDENTIFICATION NUMBER: 94-3060271

        ENDING OF THE PLAN'S FISCAL YEAR: December 31.

        AGENT FOR THE SERVICE OF LEGAL PROCESS: The Plan's agent for service of legal process is: COR Therapeutics, Inc., 256 E. Grand Avenue, South San Francisco, CA 94080.

SECTION 14. STATEMENT OF ERISA RIGHTS

        As a participant in this Plan (which is a welfare benefit plan sponsored by the Company) you are entitled to certain rights and protections under ERISA, including the right to:

        (a) Examine, without charge, at the Plan Administrator's office and at other specified locations, such as work sites, all Plan documents and copies of all documents filed by the Plan with the U.S. Department of Labor, such as detailed annual reports;

        (b) Obtain copies of all Plan documents and Plan information upon written request to the Plan Administrator. The Plan Administrator may make a reasonable charge for the copies; and

        (c) Receive a summary of the Plan's annual financial report, in the case of a plan which is required to file an annual financial report with the Department of Labor. (Generally, all pension plans and welfare plans with 100 or more participants must file these annual reports.)

        In addition to creating rights for Plan participants, ERISA imposes duties upon the people responsible for the operation of the employee benefit plan. The people who operate the Plan, called "fiduciaries" of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries.


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        No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a Plan benefit or exercising your rights under ERISA. If your claim for a Plan benefit is denied in whole or in part, you must receive a written explanation of the reason for the denial. You have the right to have the Plan review and reconsider your claim.

        Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials from the Plan and do not receive them within thirty (30) days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim for benefits that is denied or ignored, in whole or in part, you may file suit in a state or federal court. If it should happen that the Plan fiduciaries misuse the Plan's money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

        If you have any questions about this statement or about your rights under ERISA, you should contact the nearest office of the Pension and Welfare Benefits Administration, U.S. Department of Labor, listed in your telephone directory, or the Division of Technical Assistance and Inquiries, Pension and Welfare Benefit Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210.

Exhibit A: Release (Individual Termination)
Exhibit B: Release (Group Termination)


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                                    EXHIBIT A

                                     RELEASE
                            (INDIVIDUAL TERMINATION)

        Certain capitalized terms used in this Release are defined in the COR Therapeutics, Inc. Key Employee Change in Control Severance Plan (the "Plan") which I have reviewed.

        I hereby confirm my obligations under the Company's proprietary information and inventions agreement.

        I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR." I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims I may have against the Company.

        Except as otherwise set forth in this Release, I hereby release, acquit and forever discharge the Company, its parents and subsidiaries, and their officers, directors, agents, servants, employees, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to claims and demands directly or indirectly arising out of my employment with the Company or the termination of that employment, including but not limited to, claims of intentional and negligent infliction of emotional distress, any and all tort claims for personal injury, claims or demands related to salary, bonuses, commissions, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of disputed compensation; claims pursuant to any federal, state or local law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Age Discrimination in Employment Act of 1967, as amended ("ADEA"); the federal Employee Retirement Income Security Act of 1974, as amended; the federal Americans with Disabilities Act of 1990; the California Fair Employment and Housing Act, as amended; tort law; contract law; statutory law; common law; wrongful discharge; discrimination; defamation; and breach of the implied covenant of good faith and fair dealing; provided, however, that nothing in this paragraph shall be construed in any way to release the Company from its obligation to indemnify me from any third party action brought against me based on my employment with the Company, pursuant to any applicable agreement or applicable law or to reduce or eliminate any coverage I may have under the Company's director and officer liability policy, if any.

        I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under ADEA. I also acknowledge that the consideration given under the Agreement for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as


                                       1.

required by the ADEA, that: (A) my waiver and release do not apply to any rights or claims that may arise on or after the date I execute this Release; (B) I should consult with an attorney prior to executing this Release; (C) I have twenty-one (21) days to consider this Release (although I may choose to voluntarily execute this Release earlier); (D) I have seven (7) days following the execution of this Release by the parties to revoke the Release; and (E) this Release shall not be effective until the date upon which the revocation period has expired, which shall be the eighth day after this Release is executed by me.

                                            [NAME OF EMPLOYEE]


Date:
     ------------------------------         -----------------------------------


                                       2.
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                                    EXHIBIT B

                                     RELEASE
                               (GROUP TERMINATION)

        Certain capitalized terms used in this Release are defined in the COR Therapeutics, Inc. Key Employee Change in Control Severance Plan (the "Plan") which I have reviewed.

        I hereby confirm my obligations under the Company's proprietary information and inventions agreement.

        I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR." I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims I may have against the Company.

        Except as otherwise set forth in this Release, I hereby release, acquit and forever discharge the Company, its parents and subsidiaries, and their officers, directors, agents, servants, employees, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to claims and demands directly or indirectly arising out of my employment with the Company or the termination of that employment, including but not limited to, claims of intentional and negligent infliction of emotional distress, any and all tort claims for personal injury, claims or demands related to salary, bonuses, commissions, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of disputed compensation; claims pursuant to any federal, state or local law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Age Discrimination in Employment Act of 1967, as amended ("ADEA"); the federal Employee Retirement Income Security Act of 1974, as amended; the federal Americans with Disabilities Act of 1990; the California Fair Employment and Housing Act, as amended; tort law; contract law; statutory law; common law; wrongful discharge; discrimination; defamation; and breach of the implied covenant of good faith and fair dealing; provided, however, that nothing in this paragraph shall be construed in any way to release the Company from its obligation to indemnify me from any third party action brought against me based on my employment with the Company, pursuant to any applicable agreement or applicable law or to reduce or eliminate any coverage I may have under the Company's director and officer liability policy, if any.

        I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under ADEA. I also acknowledge that the consideration given under the Agreement for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as


                                       1.

required by the ADEA, that: (A) my waiver and release do not apply to any rights or claims that may arise on or after the date I execute this Release; (B) I should consult with an attorney prior to executing this Release; (C) I have forty-five (45) days to consider this Release (although I may choose to voluntarily execute this Release earlier); (D) I have seven (7) days following the execution of this Release by the parties to revoke the Release; (E) this Release shall not be effective until the date upon which the revocation period has expired, which shall be the eighth day after this Release is executed by me; and (F) I have received with this Release a detailed list of the job titles and ages of all employees who were terminated in this group termination and the ages of all employees of all employees in the same job classification or organizational unit who were not terminated.

                                            [NAME OF EMPLOYEE]

Date:
     ------------------------------         -----------------------------------


                                       2.